Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Improved Fourth Quarter and Fiscal Year Results

Accretive Acquisitions Continue with Third Acquisition in Nine Months;

Three-Year Restructuring Substantially Complete

•	Q4 revenue of $161.4 million increased 20.2% over the prior year period; FY10 revenue of $568.5 million increased 13.5% over prior year

•	Q4 adjusted net income increased 12.5% over the prior year period; FY10 adjusted net income increased 91.7% over prior year

•	Q4 adjusted diluted EPS totaled $0.33 – a $0.03 increase over the prior year period; FY10 adjusted diluted EPS totaled $0.98 – a $0.46 increase over prior year

•	Annual operating cash flow totaled $34.0 million, an 11.8% increase from prior year

•	Completed acquisition of Waterbury Companies, Inc. and Niagara National, LLC assets in Q1 of FY11; Q4 FY10 acquisition costs totaled $2.2 million

•	Successful fourth quarter $320 million recapitalization to support growth strategies

•	Amrep integration nearly complete; Q4 FY10 restructuring charges totaled $6.3 million

Atlanta, GA, October 11, 2010 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the fourth fiscal quarter and fiscal year ended August 31, 2010. Revenue for the fourth quarter increased 20.2% to $161.4 million, compared with $134.3 million in the same period of the prior year, while revenue for fiscal 2010 increased 13.5% to $568.5 million from $501.0 million in fiscal 2009. Fourth quarter fiscal 2010 adjusted net income was $7.4 million, or $0.33 per share on a fully diluted basis, compared with $6.6 million, or $0.30 per share on a fully diluted basis, in the fourth quarter of fiscal 2009. Fiscal 2010 adjusted net income was $21.8 million, or $0.98 per share on a fully diluted basis, compared with $11.3 million, or $0.52 per share on a fully diluted basis, in fiscal 2009. Adjusted net income for the fourth quarter of fiscal 2010 increased by 12.5% and fully diluted adjusted earnings per share increased by 10.0% compared with the fourth quarter of fiscal 2009. Adjusted net income for fiscal 2010 increased by 91.7% and fully diluted adjusted earnings per share increased by 88.5% compared with fiscal 2009.

Fourth quarter and fiscal 2010 net income reflect charges totaling $5.3 million, or $0.24 per share, and $8.3 million, or $0.37 per share, respectively, related to restructuring efforts and acquisition costs. The following table provides a reconciliation of adjusted earnings per diluted share to reported diluted earnings per share:

	Three Months Ended August 31,		Years Ended August 31,
	2010	2009	2010	2009
Reported (GAAP) Diluted Earnings Per Share	$0.09	$0.29	$0.61	$0.42
Restructuring Charges	0.18	0.01	0.25	0.10
One-time Acquisition Costs	0.06	—	0.12	—

Adjusted Diluted Earnings Per Share(a)	$0.33	$0.30	$0.98	$0.52

(a)

Zep provides adjusted results that exclude restructuring charges, acquisition costs and other special items to reflect the impact of its initiatives to transform the Company. Zep provides adjusted information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. The Company believes the adjusted presentation is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “In the last nine months, we completed three acquisitions. The first was Amrep, which was immediately accretive to earnings, expands our access to the retail and distributor channels, and provides significant private label capabilities. We recently completed our acquisition of certain brands and assets of Waterbury Companies, which we expect will enhance Amrep’s leading position as a provider of air care delivery systems and products for facilities maintenance. Our third acquisition, while much smaller than the first two, included the assets of Niagara National and complements our strength in our vehicle wash business, specifically in the high quality truck and fleet washing equipment markets. In addition to our fiscal 2010 acquisition initiatives, we increased our investment spending within our legacy businesses to drive organic growth. Zep generated strong cash flow during the year. We believe our ability to generate consistently strong cash flow coupled with an expanded credit facility will allow us to pursue both organic and acquisitive growth opportunities in the years ahead.”

Mr. Morgan continued, “I am pleased with the continued restructuring progress we were able to achieve during fiscal 2010 in the face of economic pressures that challenged our top-line. We increased adjusted earnings by more than 90% over fiscal 2009 due to the hard work and dedication of our associates. Further, we reduced the breakeven point of our legacy business by almost 30%. While we believe we have substantially completed the restructuring of our legacy operations, we may incur some costs during fiscal 2011 as we finalize our three-year plan to simplify our core. Most importantly, throughout fiscal 2010, we continued to execute transformative initiatives that we believe position the Company for long-term value creation.”

Fourth Quarter Results

Net sales totaled $161.4 million in the fourth quarter of fiscal 2010 compared with $134.3 million in the fourth quarter of fiscal 2009, an increase of $27.1 million or 20.2%. Zep Professional and Amrep have fully integrated their distributor sales and support organizations. Revenue from the Amrep acquisition accounted for $29.7 million of the current quarter’s net sales growth which increased $2.1 million from the same three month period in the prior year. In total, volume in the fourth quarter of fiscal 2010 was $2.7 million lower than the fourth quarter of fiscal 2009 as economic factors and a decline in demand for products used to combat the H1N1 virus more than offset increased sales to customers in the automotive aftermarket. Foreign currency translation on international sales negatively impacted sales by $0.3 million. The adverse impact of volume declines and foreign currency translation was only partially offset by higher selling prices of $2.3 million.

Adjusted gross profit increased $6.5 million, or 9.1%, to $78.2 million during the fourth quarter of fiscal 2010, compared with $71.7 million in the year-ago period. Adjusted gross profit margin declined 490 basis points to 48.4% compared with the prior year’s fiscal fourth quarter. The decline was attributable to the impact on sales and product mix resulting from the addition of Amrep and increased raw material costs. The Amrep acquisition significantly altered Zep’s margin structure due to the increased percentage of revenue sold through the lower gross profit margin distribution and retail channels. To mitigate the impact of rising raw material costs, the Company increased prices on the affected products. Zep will continue to evaluate new suppliers in an effort to reduce raw material costs. This negative impact of mix and raw material costs on gross profit margin was partially offset by productivity-related gains in the fourth quarter.

Restructuring charges impacting Zep’s selling, distribution, and administrative expenses totaled $5.9 million during the fourth quarter of fiscal 2010, compared with $0.4 million during the fourth quarter of fiscal 2009. In the fiscal 2010 fourth quarter, management continued to integrate Zep and Amrep’s manufacturing capabilities, the consolidation of Zep’s logistics branch network was substantially completed, and the Company’s organizational structure was further streamlined. Zep’s aerosol production facility has been closed and volumes transferred to Amrep’s Marietta, Georgia manufacturing location. The Company has put up for sale Amrep’s Lancaster, Texas property as manufacturing activities at that location have been transferred to other Zep facilities. The Company also consolidated several logistics branches and outsourced its specialty blending production during the fourth quarter. Non-sales headcount was reduced in connection with these activities along with other opportunities to improve productivity.

Acquisition costs associated with the recently purchased Waterbury Companies and Niagara National totaled $2.2 million during the quarter, which included a one-time $0.4 million acceleration of previously capitalized financing costs that were recorded as interest expense when the Company replaced its credit arrangements with a single, expanded facility. The recapitalization will provide funds to finance Zep’s strategic growth initiatives.

Adjusted operating profit increased 8.6% to $12.4 million in the fourth quarter of fiscal year 2010 compared with $11.4 million in the prior year period. Adjusted operating profit margins were 7.7% in the fourth quarter of fiscal year 2010 compared with 8.5% in the same period a year ago. The decline in adjusted operating profit margins reflects significant continued investments intended to increase organic growth, including $1.5 million in advertising and the expansion of the direct sales force. Zep also incurred increased legal fees of $0.8 million during the fourth quarter related to its previously disclosed lawsuits focused on successful enforcement of non-competition agreements with certain former sales representatives.

Summary of Cash Flow

Net cash provided by the Company’s operating activities totaled $34.0 million during fiscal year 2010, an increase of 11.8% compared with $30.4 million in the same prior year period. The improvement in cash flow generation was driven, in part, by substantial improvement in year-over-year operating results. Capital expenditures totaled $9.8 million in fiscal 2010, and were primarily composed of investments in building improvements, machinery, equipment, and information technology. The Company impaired approximately $1.5 million of fixed assets, namely equipment, in connection with the above mentioned fourth quarter restructuring activities.

Mr. Morgan concluded, “During fiscal 2010, we made significant progress on our strategic initiatives that we believe will drive growth over the long term while maintaining a focus on cost containment. We made investments to support our sales force, upgraded our marketing capabilities, enhanced our technology offering, expanded our presence in the retail and distribution markets, recapitalized the Company, and grew through acquisitions. Although we have made significant improvements to our business, we realize there is still work to be done. To this end, we are focused not only on improving organic growth of our existing operations, but also on leveraging our liquidity to pursue further acquisitive growth. We believe our business model, strategy for profitable growth and strong financial position will enable Zep Inc. to achieve its long-term financial objectives.”

* * *

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted operating profit, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss the fourth fiscal quarter’s operating results Tuesday, October 12, 2010 at 9:00 AM ET. The call will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at (913) 312-1375, access code: 5191947. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2010 net sales of almost $570 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick, MicrobemaxTM, Country Vet®, Niagara National™ and a number of private labeled brands. Some of Zep’s brands have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the Company, or the executive officers on the Company’s behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to the Company’s future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company. Examples of forward-looking statements in this press release include, but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on the Company’s current and/or future financial results; statements regarding acquisition-related synergies and benefits that may be realized in the coming months and the next fiscal year; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, in accordance with the Company’s strategic plan, or that may be made for other purposes; statements regarding the stage of completion of the Company’s restructuring efforts; and statements and related estimates concerning the benefits that the execution of the Company’s strategic initiatives are expected to have on future financial results. The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from its historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	economic conditions in general;

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of Zep’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, which is incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31,
	2010	2009
	(unaudited)
Current Assets:
Cash and cash equivalents	$25,257	$16,651
Accounts receivable, less reserve for doubtful accounts of $4,995 and $4,955 at August 31, 2010 and 2009, respectively	90,827	85,060
Inventories	53,192	39,618
Prepayments and other current assets	9,779	6,772
Deferred income taxes	8,188	7,859

Total Current Assets	187,243	155,960

Property, Plant, and Equipment, at cost:
Land	4,504	3,289
Buildings and leasehold improvements	58,224	56,191
Machinery and equipment	94,172	84,940

Total Property, Plant, and Equipment	156,900	144,420
Less accumulated depreciation and amortization	90,026	89,945

Property, Plant, and Equipment, net	66,874	54,475

Other Assets:
Goodwill	53,764	31,871
Identifiable intangible assets	30,271	69
Deferred income taxes	861	5,989
Other long-term assets	3,835	1,254

Total Other Assets	88,731	39,183

Total Assets	$342,848	$249,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$12,000
Accounts payable	51,390	41,062
Accrued compensation	21,322	15,398
Other accrued liabilities	29,124	25,064

Total Current Liabilities	116,836	93,524
Long-term debt, less current maturities	77,150	28,650

Deferred income taxes	2,140	371

Self-insurance reserves, less current portion	5,420	7,262

Other long-term liabilities	19,129	10,546

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,335,922 and 21,159,127 shares issued and outstanding at August 31, 2010 and August 31, 2009, respectively	213	212
Paid-in capital	85,316	80,034
Retained earnings	25,052	15,061
Accumulated other comprehensive income items	11,592	13,958

Total Stockholders’ Equity	122,173	109,265

Total Liabilities and Stockholders’ Equity	$342,848	$249,618

Zep Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Three Months Ended August 31		Years Ended August 31
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Net Sales	$161,370	$134,302	$568,512	$501,032
Cost of Products Sold	83,613	62,618	285,335	236,513

Gross Profit	77,757	71,684	283,177	264,519
Selling, Distribution, and Administrative Expenses	65,793	60,274	247,759	243,008
Restructuring Charges	5,863	413	8,213	3,422
Acquisition Costs	1,803	—	3,353	—

Operating Profit	4,298	10,997	23,852	18,089
Other Expense:
Interest expense, net	673	281	1,957	1,653
Accelerated deferred financing costs on debt extinguishment	428	—	428	—
Miscellaneous (income) expense, net	(199)	242	(244)	1,252

Total Other Expense	902	523	2,141	2,905

Income before Provision for Income Taxes	3,396	10,474	21,711	15,184
Provision for Income Taxes	1,284	4,134	8,207	5,924

Net Income	$2,112	$6,340	$13,504	$9,260

Earnings Per Share:
Basic Earnings per Share	$0.10	$0.30	$0.62	$0.43

Basic Weighted Average Number of Shares Outstanding	21,344	21,136	21,271	21,057

Diluted Earnings per Share	$0.09	$0.29	$0.61	$0.42

Diluted Weighted Average Number of Shares Outstanding	21,809	21,436	21,738	21,290

Dividends Declared per Share	$0.04	$0.04	$0.16	$0.16

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2010	2009
	(unaudited)
Cash Provided by (Used for) Operating Activities:
Net income	$13,504	$9,260
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	10,268	6,960
Impairment of fixed assets	1,583	925
Excess tax benefits from share-based payments	(366)	(758)
Other non-cash charges	4,379	3,152
Changes in assets and liabilities:
Accounts receivable	1,304	13,295
Inventories	2,532	10,854
Deferred income taxes	(1,360)	114
Prepayments and other current assets	(2,553)	443
Accounts payable	1,616	(4,851)
Accrued compensation and other current liabilities	4,691	(7,904)
Self insurance reserves and other long-term liabilities	(2,971)	(2,118)
Other assets	1,396	1,066

Net Cash Provided by Operating Activities	34,023	30,438

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(9,776)	(7,517)
Acquisitions	(63,736)	—

Net Cash Used for Investing Activities	(73,512)	(7,517)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facilities	148,000	66,800
Repayment of borrowings from revolving credit facilities	(96,500)	(85,300)
Proceeds from Receivables Facility	15,000	—
Repayment of borrowing from Receivables Facility	(15,000)	—
Stock issuances	521	709
Excess tax benefits from share-based payments	366	758
Dividend payments	(3,510)	(3,463)

Net Cash Used For Financing Activities	48,877	(20,496)

Effect of Exchange Rate Changes on Cash	(782)	(302)

Net Change in Cash and Cash Equivalents	8,606	2,123
Cash and Cash Equivalents at Beginning of Period	16,651	14,528

Cash and Cash Equivalents at End of Period	$25,257	$16,651

Supplemental Cash Flow Information:
Income taxes paid during the year	$8,578	$6,243
Interest paid during the period	$2,299	$1,730

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except per-share data)

	Three Months Ended August 31,		Years Ended August 31,
	2010	2009	2010	2009
Reported (GAAP) Gross Profit	$77,757	$71,684	$283,176	$264,519
Restructuring-related inventory charges(a)	426	—	426	—
Incremental expense due to increased basis of acquired inventories(b)	—	—	850	—

Adjusted Gross Profit	$78,183	$71,684	$284,452	$264,519

	Three Months Ended August 31,		Years Ended August 31,
	2010	2009	2010	2009
Reported (GAAP) Operating Profit	$4,298	$10,997	$23,852	$18,089
Incremental expense due to increased basis of acquired inventories(b)	—	—	850	—
Restructuring charges(c)	6,289	413	8,639	3,422
Acquisition costs(d)	1,803	—	3,353	—

Adjusted Operating Profit	$12,390	$11,410	$36,694	$21,511

	Three Months Ended August 31,		Years Ended August 31,
	2010	2009	2010	2009
Reported (GAAP) Net Income	$2,112	$6,340	$13,504	$9,260
Restructuring-related inventory charges(a)	264	—	264	—
Incremental expense due to increased basis of acquired inventories(b)	—	—	528	—
Restructuring charges(c)	3,647	250	5,108	2,087
Acquisition costs(d)	1,388	—	2,352	—

Adjusted Net Income	$7,411	$6,590	$21,756	$11,347

	Three Months Ended August 31,		Years Ended August 31,
	2010	2009	2010	2009
Reported (GAAP) Diluted Earnings Per Share	$0.09	$0.29	$0.61	$0.42
Restructuring-related inventory charges(a)	0.01	—	0.01	—
Incremental expense due to increased basis of acquired inventories(b)	—	—	0.02	—
Restructuring charges(c)	0.17	0.01	0.24	0.10
Acquisition costs(d)	0.06	—	0.10	—

Adjusted Diluted Earnings Per Share	$0.33	$0.30	$0.98	$0.52

(a)

During the fourth quarter of fiscal 2010, Zep and Amrep consolidated manufacturing operations among its Atlanta, Georgia and Dallas, Texas-area facilities. The value of certain inventory, primarily raw materials, was written-down or written-off in accordance with these consolidation efforts.

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

(b)

Under the purchase method of accounting, the total purchase price for Amrep has been allocated to Amrep’s net tangible and intangible assets based on their estimated fair values as of the January 4, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $0.9 million. As a result of this step-up in asset basis, the Company recognized an increase of cost of goods sold totaling $0.5 million in the last two months of the second fiscal quarter of 2010, and $0.3 million during the three months ended May 31, 2010.

(c)

In the first quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $0.4 million for costs associated with facility consolidations. In the third quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $2.0 million for costs associated with employee severances. In the fourth quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $6.3 million as it consolidated manufacturing operations among its Zep and Amrep production facilities and closed several locations within its legacy branch network.

Zep recorded a net pretax charge of $1.9 million during the first fiscal quarter of 2009. This charge was entirely composed of severance related costs. In the second quarter of fiscal 2009, the Company recorded a charge of $1.1 million as it exited two facilities, and, in accordance with restructuring-related accounting rules, adjusted sub-lease rental income assumptions associated with a leased facility exited during the third quarter of fiscal 2008.

(d)

The majority of these amounts include costs associated with advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. Acquisition costs associated with the recently purchased Waterbury Companies and Niagara National totaled $2.2 million during the fourth quarter of fiscal 2010, which included a one-time $0.4 million acceleration of previously capitalized financing costs that were recorded as interest expense when the Company replaced its credit arrangements with a single, expanded facility. This recapitalization was necessary to finance the Company’s acquisitive growth initiatives.